UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2019

INOGEN, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36309	33-0989359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

326 Bollay Drive, Goleta, CA		93117
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (805) 562-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	INGN	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously reported, on August 6, 2019, Inogen, Inc., a Delaware corporation (“Inogen”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Inogen, New Aera, Inc., a Delaware corporation (“New Aera”), Move Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Inogen (“Merger Sub”), and Gregory J. Kapust, as stockholder representative. On August 9, 2019 (the “Effective Date”), Inogen completed the acquisition of New Aera pursuant to and on the terms set forth in the Merger Agreement. On the Effective Date, Merger Sub was merged with and into New Aera with New Aera continuing as the surviving corporation and a wholly-owned subsidiary of Inogen and the separate corporate existence of Merger Sub ceased (the “Merger”). In connection with the Merger Agreement, Inogen also separately acquired certain intellectual property assets from Silverbow Development, LLC, an affiliate of New Aera (“Silverbow”), on the Effective Date.

Under the terms of the Merger Agreement, upon consummation of the Merger, all outstanding shares of capital stock of New Aera were cancelled and converted into the right to receive merger consideration with a value equal to up to approximately $101.8 million in cash in the aggregate (inclusive of payments to Silverbow), subject to certain adjustments specified in the Merger Agreement. Subject to certain adjustments specified in the Merger Agreement, approximately $70.4 million of the merger consideration was paid at the closing of the Merger and up to an additional $31.4 million in earnout payments (the “Earnout Consideration”) may become payable subject to the terms and conditions of the Merger Agreement.

The Merger Agreement contains customary representations, warranties and covenants of New Aera. The Merger Agreement also provides that the stockholders of New Aera will indemnify Inogen and its affiliated parties for certain matters as specified in the Merger Agreement. A portion of the Merger Consideration was placed into an escrow account to secure the indemnification obligations of New Aera’s stockholders. In certain circumstances, the Earnout Consideration may also be offset to satisfy indemnification obligations of the New Aera stockholders.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed as an exhibit to the Company’s Current Report on Form 8-K dated August 6, 2019.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of business acquired.

As a result of acquiring New Aera, and based on the criteria in Rule 3-05 of Regulation S-X, Inogen would ordinarily be required to file certain historical audited financial statements for New Aera and corresponding pro forma financial information pursuant to Rule 11-01 of Regulation S-X. However, because Inogen believed that New Aera’s financial statements would not be material to Inogen’s stockholders and would be of limited value to investors, Inogen requested relief from the SEC from the requirement to provide historical audited financial statements of New Aera otherwise required by Rule 3-05 of Regulation S-X and the corresponding pro forma financial statements set forth Rule 11-01 of Regulation S-X. In response to the waiver request, the SEC advised Inogen that Inogen could file an audited statement of assets acquired and liabilities assumed prepared on the basis of the allocation of Inogen’s purchase price as of the acquisition date (the “Audited Statement”) in lieu of the full financial statements of New Aera and any pro forma financial statements. Inogen will file the Audited Statement no later than 71 calendar days after the date this Current Report is required to be filed.

(b)  Pro forma financial Information.

The information contained in Item 9.01(a) is incorporated herein by reference.

(d)  Exhibits

Exhibit	Description

104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOGEN, INC.

Date: August 9, 2019	By:	/s/ Alison Bauerlein
Alison Bauerlein Executive Vice President, Finance, Chief Financial Officer, Secretary and Treasurer